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                                                                      Exhibit 99


                              N E W S R E L E A S E



                                            CONTACT:   Peter D. Brown
                                                       Vice President, Treasurer
                                                       and Investor Relations
                                                       Venator Group, Inc.
                                                       (212) 720-4254

                    VENATOR GROUP, INC. ANNOUNCES NAME CHANGE
                              TO FOOT LOCKER, INC.


NEW YORK, NY, November 1, 2001 - Venator Group, Inc. (NYSE: Z), the New York-based specialty athletic retailer, today announced that it will begin doing business as Foot Locker, Inc. tomorrow, November 2, 2001. The name change to Foot Locker, Inc. became official following today's approval by shareholders at a special meeting held at the Corporate Headquarters in New York City.

To celebrate the inauguration of the new name, Matthew D. Serra, the Company's President and Chief Executive Officer, is scheduled to ring the bell on the floor of the New York Stock Exchange to signal the start of tomorrow's trading. Foot Locker, Inc. will continue to trade under the ticker symbol "Z" and shareholders need not surrender their stock certificates.

Over the past several years, the Company has divested itself of its non-athletic businesses. The completion of this divestiture strategy allows the Company to be totally focused in the athletic retail segment. The Foot Locker, Inc. name better reflects our athletic identity.

Venator Group is primarily a mall-based specialty athletic retailer that operates approximately 3,600 athletic retail stores in 14 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.


                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, economic conditions worldwide, the ability of the Company to execute its business plans effectively with regard to each of its business units, and the ability of the Company to implement, in a timely manner, the programs and actions related to the euro issue. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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